Exhibit T3A-1

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The Secretary of State of Delaware issued a certificate for WILLIAM LYON HOMES whose file number is 3070283 on 10/21/2011 under request number 111125416 for authentication number 9108911.

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10/21/2011

Delaware PAGE 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “WILLIAM LYON HOMES” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF INCORPORATION, FILED THE FIFTEENTH DAY OF JULY, A.D. 1999, AT 9 O’CLOCK A.M.

CERTIFICATE OF OWNERSHIP, CHANGING ITS NAME FROM “PRESLEY MERGER SUB, INC.” TO “THE PRESLEY COMPANIES”, FILED THE TENTH DAY OF NOVEMBER, A.D. 1999, AT 4:45 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF OWNERSHIP IS THE ELEVENTH DAY OF NOVEMBER, A.D. 1999.

CERTIFICATE OF OWNERSHIP, CHANGING ITS NAME FROM “THE PRESLEY COMPANIES” TO “WILLIAM LYON HOMES”, FILED THE THIRTIETH DAY OF DECEMBER, A.D. 1999, AT 12:30 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF OWNERSHIP IS THE THIRTY-FIRST DAY OF DECEMBER, A.D. 1999.

CERTIFICATE OF OWNERSHIP, FILED THE TWENTY-FIFTH DAY OF

3070283 8100H

111125416

Jeffrey W. Bullock, Secretary of State

AUTHENTICATION: 9108911

DATE: 10-21-11

You may verify this certificate online

at corp.delaware.gov/authver.shtml

Delaware PAGE 2

The First State

JULY, A.D. 2006, AT 5:17 O’CLOCK P.M.

CERTIFICATE OF AMENDMENT, FILED THE FIFTH DAY OF MARCH, A.D. 2007, AT 3:49 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID CORPORATION, “WILLIAM LYON HOMES”.

3070283 8100H

111125416

Jeffrey W. Bullock, Secretary of State

AUTHENTICATION: 9108911

DATE: 10-21-11

You may verify this certificate online

at corp.delaware.gov/authver.shtml

STATE OF DELAWARE

SECRETARY OF STATE

DIVISION OF CORPORATIONS

FILED 09:00 AM 07/15/1999

991290865 - 3070283

CERTIFICATE OF INCORPORATION OF

PRESLEY MERGER SUB, INC.

ARTICLE I.

The name of this corporation is Presley Merger Sub, Inc.

ARTICLE II.

The address of this corporation’s registered office in the State of Delaware is 30 Old Rudnick Lane, in the City of Dover, County of Kent 19901. The name of its registered agent at such address is CorpAmerica, Inc.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”).

ARTICLE IV.

(A) The total number of shares of all classes of capital stock which this corporation shall have the authority to issue is thirty five million (35,000,000) shares, of which thirty million (30,000,000) shares shall be of the par value of $.01 per share and designated “Common Stock” and five million (5,000,000) shares shall be of the par value of $.01 per share and designated “Preferred Stock”.

(B) The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such number of shares, such voting powers, full or limited, or without voting powers, and with such designation, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in this Certificate of Incorporation, or any amendment thereto.

ARTICLE V.

The following provisions are inserted for the management of the business and the conduct of the affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders:

(A) The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly

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conferred upon them by the DGCL or by this Certificate of Incorporation or the Bylaws of the corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation.

(B) The Board of Directors may adopt, amend or repeal the Bylaws of this corporation.

(C) Election of directors need not be by written ballot.

ARTICLE VI.

The officers of the corporation shall be chosen in such a manner, shall hold their offices for such terms and shall carry out such duties as are determined solely by the Board of Directors, subject to the right of the Board of Directors to remove any officer or officers at any time with or without cause.

ARTICLE VII.

No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this Article VII shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the DGCL is amended hereafter to further eliminate or limit the personal liability of directors, the liability of a director of this corporation shall be limited or eliminated to the fullest extent permitted by the DGCL, as amended.

ARTICLE VIII.

(A) TRANSFER AND OWNERSHIP RESTRICTIONS. In order to preserve the net operating loss carryforwards (including any “net unrealized built-in loss,” as defined under applicable law), capital loss carryforwards, general business credit carryforwards, alternative minimum tax credit carryforwards and other tax benefits (collectively, the “Tax Benefits”) to which the corporation or any member of the corporation’s “affiliated group” as that term is used in Section 1504 of the Internal Revenue Code of 1986, as amended from time to time, or any successor statute (collectively, the “Code”), is or becomes entitled prior to the Expiration Date (as hereinafter defined) pursuant to the Code and the Treasury Regulations promulgated thereunder, as amended from time to time (“Treasury Regulations”) or any applicable state statute, the following restrictions shall apply until the earlier of (x) the day after the third (3rd) anniversary of the effective time of the merger of The Presley Companies with and into Presley Merger Sub, Inc. (the “Merger”), (y) the repeal of Section 382 of the Code if the Board of Directors determines that the restrictions in this Article VIII are no longer necessary for the preservation of the Tax Benefits, and (z) the

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beginning of a taxable year of the corporation to which the Board of Directors determines that no Tax Benefits may be carried forward, unless the Board of Directors shall fix an earlier or later date in accordance with Section (E) of this Article VIII. (The date on which the restrictions of this Article VIII expire hereunder is sometimes referred to herein as the “Expiration Date.”)

(1) Definitions. For purposes of this Article VIII:

(a) “Option” shall have the meaning set forth in Treasury Regulation Section 1.382-4;

(b) a “Person” shall mean any individual, corporation, estate, trust, association, company, partnership, joint venture, or similar organization (including the corporation), or any other entity described in Treasury Regulation Section 1.382-3(a)(1)(i);

(c) a “Prohibited Ownership Percentage” shall mean any Stock ownership that would cause a Person or Public Group to be a “5-percent shareholder” of the corporation within the meaning of Treasury Regulation Section 1.382-2T(g)(1)(i) or (ii); for this purpose, whether a Person or Public Group would be a “5-percent shareholder” shall be determined (i) without giving effect to the following provisions: Treasury Regulation Sections 1.382-2T(g)(2), 1.382-2T(g)(3), 1.382-2T(h)(2)(iii) and 1.382-2T(h)(6)(iii), (ii) by treating every Person or Public Group which owns Stock, whether directly or by attribution, as directly owning such Stock notwithstanding any further attribution of such Stock to other Persons and notwithstanding Treasury Regulation Section 1.382-2T(h)(2)(i)(A), (iii) by substituting the term “Person” in place of “individual” in Treasury Regulation Section 1.382-2T(g)(l), (iv) by taking into account ownership of Stock at any time during the “testing period” as defined in Treasury Regulation Section 1.382-2T(d)(l), and (v) by treating each day during the testing period as if it were a “testing date” as defined in Treasury Regulation Section 1.382-2T(a)(4)(i); in addition, for the purpose of determining whether any Person or Public Group has a Prohibited Ownership Percentage as of any date, the definition of Stock set forth in part (e) of this subparagraph (A)(1) shall be applied in lieu of the definition in Treasury Regulation Section 1.382-2T(f)(18), except that any Option shall be treated as Stock only to the extent treating it as Stock would cause an increase in ownership of Stock by such Person and such Option would be deemed exercised pursuant to Treasury Regulations effect for time to time (disregarding whether treating such Option as exercised would cause an ownership change);

(d) a “Public Group” shall have the meaning contained in Treasury Regulation Section 1.382-2T(f)(13), excluding any “direct public group” with respect to the corporation, as that term is used in Treasury Regulation Section 1.382-2T(j)(2)(ii);

(e) “Stock” refers to all classes of stock of the corporation, all Options to acquire stock of the corporation and all other interests that would be treated as stock in the corporation pursuant to Treasury Regulation Section 1.382-2T(f)(18)(iii), other than (i) stock described in Section 1504(a)(4) of the Code and (ii) stock that would be described in such Section 1504(a)(4) but is not so described solely because it is entitled to vote as a result of dividend arrearages;

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(f) “Transfer” shall mean any conveyance, by any means, of legal or beneficial ownership (direct or indirect) of shares of Stock, whether such means are direct or indirect, voluntary or involuntary, including, without limitation, the transfer of any ownership interest in any entity that owns (directly or indirectly) shares of Stock (and any reference in this Article VIII to a Transfer of Stock shall include any Transfer of any interest in any such entity and references to the Persons to whom Stock is Transferred shall include Persons to whom any interest in any such entity shall have been Transferred); and

(g) “Transferee” means any Person to whom Stock is Transferred.

(2) Prohibited Transfers. From and after the effective time of the Merger, no Person shall Transfer any Stock to any other Person to the extent that such Transfer, if effected: (a) would cause the Transferee or any Person or Public Group to have a Prohibited Ownership Percentage; (b) would increase the Stock ownership percentage (determined in accordance with Section 382 of the Code and the Treasury Regulations thereunder) of any Transferee or any Person or Public Group having a Prohibited Ownership Percentage; or (c) would create, under Treasury Regulation Section 1.382-2T(j)(3)(i), a new “public group” as that term is used in Treasury Regulation Section 1.382-2T(f)(13).

(3) Board of Directors Consent to Certain Transfers. The Board of Directors may permit any Transfer of Stock that would otherwise be prohibited pursuant to subparagraph (A)(2) of this Article VIII, if information relating to a specific proposed transaction is presented to the Board of Directors and the Board of Directors determines that, based on the facts in existence at the time of such determination, such transaction will not delay, prevent or otherwise jeopardize the corporation’s full utilization of the Tax Benefits. The Board of Directors may impose any conditions that it deems reasonable and appropriate in connection with such a Transfer, including without limitation, restrictions on the ability of any Transferee to Transfer Stock acquired through such Transfer; provided, however, that any such restrictions shall be consented to by such Transferee and the certificates representing such Stock shall include an appropriate legend.

(4) Waiver of Restrictions. Notwithstanding anything herein to the contrary, the Board of Directors may waive any of the restrictions contained in subparagraph (A)(2) of this Article VIII in any instance in which the Board of Directors determines that a waiver would be in the best interests of the corporation, notwithstanding the effect of such waiver on the Tax Benefits.

(B) PURPORTED TRANSFER IN VIOLATION OF TRANSFER RESTRICTION. Unless the approval or waiver of the Board of Directors is obtained as provided in subparagraphs (A)(3) or (A)(4) of this Article VIII, any purported Transfer of Stock in excess of the shares that could be Transferred to the Transferee without restriction under subparagraph (A)(2) of this Article VIII shall be null and void and shall not be effective to Transfer record, legal, beneficial or any other ownership of such excess shares (the “Prohibited Shares”) to the purported acquiror of any form of such ownership (the “Purported Acquiror”), who shall not be entitled to any rights as a stockholder of the corporation with respect to the Prohibited Shares (including, without limitation, the right to vote or to receive dividends with respect thereto). Any purported record, beneficial, legal or

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other owner of Prohibited Shares shall be deemed to be a “Purported Acquiror” of such Prohibited Shares. If there is more than one Purported Acquiror with respect to certain Prohibited Shares (for example, if the Purported Acquiror of record ownership of such Prohibited Shares is not the Purported Acquiror of beneficial ownership of such Prohibited Shares), then references to “Purported Acquiror” shall include any or all of such Purported Acquirors, as appropriate. Subparagraphs (B)(1) and (B)(2) below shall apply only in the case of violations of the restrictions contained in parts (a) and (b) of subparagraph (A)(2) of this Article VIII.

(1) Transfer of Prohibited Shares and Prohibited Distributions to Agent. Upon demand by the corporation, the Purported Acquiror shall transfer or cause the transfer of any certificate or other evidence of purported ownership of the Prohibited Shares within the Purported Acquiror’s possession or control, along with any dividends or other distributions paid by the corporation with respect to the Prohibited Shares that were received by the Purported Acquiror (the “Prohibited Distributions”), to an agent designated by the corporation (the “Agent”). The Agent shall sell in an arms-length transaction (through the New York Stock Exchange, if possible, but in any event consistent with applicable law) any Prohibited Shares transferred to the Agent by the Purported Acquiror. The proceeds of such sale shall be referred to as “Sales Proceeds.” If the Purported Acquiror has sold the Prohibited Shares to an unrelated party in an arms-length transaction after purportedly acquiring them, the Purported Acquiror shall be deemed to have sold the Prohibited Shares for the Agent, and in lieu of transferring the Prohibited Shares and Prohibited Distributions to the Agent shall transfer to the Agent the Prohibited Distributions and the proceeds of such sale (the “Resale Proceeds”), except to the extent that the Agent grants written permission to the Purported Acquiror to retain a portion of the Resale Proceeds not exceeding the amount that would have been payable by the Agent to the Purported Acquiror pursuant to subparagraph (B)(2) below if the Prohibited Shares had been sold by the Agent rather than by the Purported Acquiror. Any purported Transfer of the Prohibited Shares by the Purported Acquiror other than a transfer which (a) is described in the preceding sentences of this subparagraph (B)(1) and (b) does not itself violate the provisions of this Article VIII shall be null and void and shall not be effective to transfer any ownership of the Prohibited Shares.

(2) Allocation of Sale Proceeds, Resale Proceeds and Prohibited Distributions. The Sale Proceeds or the Resale Proceeds, if applicable, shall be allocated to the Purported Acquiror up to the following amount: (a) where applicable, the purported purchase price paid or value of consideration surrendered by the Purported Acquiror for the Prohibited Shares, or (b) where the purported Transfer of the Prohibited Shares to the Purported Acquiror was by gift, inheritance, or any similar purported Transfer, the fair market value of the Prohibited Shares at the time of such purported Transfer. Any Resale Proceeds or Sales Proceeds in excess of the Agent’s expenses incurred in performing its duties hereunder and the amount allocable to the Purported Acquiror pursuant to the preceding sentence, together with any Prohibited Distributions (such excess amount and Prohibited Distributions are collectively the “Subject Amounts”), shall be paid over to an entity designated by the corporation that is described in Section 501 (c)(3) of the Code. In no event shall any such Prohibited Shares or Subject Amounts inure to the benefit of the corporation or the Agent, but such amounts may be used to cover expenses incurred by the Agent in performing its duties hereunder.

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(3) Prompt Enforcement Against Purpoted Acquiror. Within thirty (30) business days of learning of the purported Transfer of Prohibited Shares to a Purported Acquiror or a Transfer of Stock which would cause a Person or Public Group to become a Prohibited Party (as hereinafter defined), the corporation through its Secretary shall demand that the Purported Acquiror or the Prohibited Party Group (as hereinafter defined) surrender to the Agent the certificates representing the Prohibited Shares, or any Resale Proceeds, and any Prohibited Distributions, and if such surrender is not made by the Purported Acquiror or Prohibited Party Group within thirty (30) business days from the date of such demand, the corporation shall institute legal proceedings to compel such transfer; provided, however, that nothing in this subparagraph (B)(3) shall preclude the corporation in its discretion from immediately bringing legal proceedings without a prior demand, and provided further that failure of the corporation to act within the time periods set out in this subparagraph (B)(3) shall not constitute a waiver of any right of the corporation to compel any transfer required by, or take any action permitted by, this Article VIII. Upon a determination by the Board of Directors that there has been or is threatened a purported Transfer of Prohibited Shares to a Purported Acquiror or a Transfer of Stock which would cause a Person or Public Group to become a Prohibited Party or any other violation of Section (A) of this Article VIII, the Board of Directors may authorize such additional action as it deems advisable to give effect to the provisions of this Article VIII, including, without limitation, refusing to give effect on the books of the corporation to any such purported Transfer or instituting proceedings to enjoin any such purported Transfer.

(4) Other Remedies. In the event that the Board of Directors determines that a Person proposes to take any action in violation of subparagraph (A)(2) of this Article VIII, or in the event that the Board of Directors determines after the fact that an action has been taken in violation of subparagraph (A)(2) of this Article VIII, the Board of Directors, subject to subparagraph (B)(5) of this Article VIII, may take such action as it deems advisable to prevent or to refuse to give effect to any purported Transfer or other action which would result, or has resulted, in such violation, including, but not limited to, refusing to give effect to such purported Transfer or other action on the books of the corporation or instituting proceedings to enjoin such purported Transfer or other action. If any Person shall knowingly violate, or knowingly cause any other Person under the control of such Person (“Controlled Person”) to violate, subparagraph (A)(2) of this Article VIII, then that Person and any Controlled Person shall be jointly and severally liable for, and shall pay to the corporation, such amount as well, after taking account of all taxes imposed with respect to the receipt or accrual of such amount and all costs incurred by the corporation as a result of such violation, put the corporation in the same financial position as it would have been in had such violation not occurred.

(5) No Restriction on Settlement of Exchange Transactions. Nothing contained in this Article VIII shall preclude the settlement of any transaction involving Stock entered into through the facilities of the New York Stock Exchange, or any other national securities exchange. The application of the provisions and remedies described in this Section (B) of this Article VIII shall be deemed not to so preclude any such settlement.

(6) Modification of Remedies For Certain Indirect Transfers. In the event of any Transfer of Stock or other event which does not involve a transfer of “securities” of the corporation within the meaning of the DGCL, as amended (“Securities”),

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but which would cause a Person or Public Group (the “Prohibited Party”) to violate a restriction provided for in part (a) or (b) of subparagraph (A)(2) of this Article VIII, the application of subparagraphs (B)(1) and (B)(2) shall be modified as described in this subparagraph (B)(6). In such case, the Prohibited Party and/or any Person or Public Group whose ownership of the corporation’s Securities is attributed to the Prohibited Party pursuant to Section 382 of the Code and the Treasury Regulations thereunder (collectively, the “Prohibited Party Group”) shall not be required to dispose of any interest which is not a Security, but shall be deemed to have disposed of, and shall be required to dispose of, sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired by members of the Prohibited Party Group), to cause the Prohibited Party, following such disposition, not to be in violation of part (a) or (b) of subparagraph (A)(2) of this Article VIII. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities which are deemed to be disposed of shall be considered Prohibited Shares and shall be disposed of through the Agent as provided in subparagraphs (B)(1) and (B)(2) of this Article VIII, except that the maximum aggregate amount payable to the Prohibited Party Group in connection with such sale shall be the fair market value of the Prohibited Shares at the time of the Prohibited Transfer.

(C) OBLIGATION TO PROVIDE INFORMATION. The corporation may require as a condition to the registration of the Transfer of any Stock that the proposed Transferee furnish to the corporation all information reasonably requested by the corporation with respect to all the direct or indirect beneficial or legal ownership of Stock or Options to acquire Stock by the proposed Transferee and by Persons controlling, or controlled by or under common control with the proposed Transferee.

(D) LEGENDS. All certificates issued by the corporation evidencing ownership of shares of Stock of this corporation that are subject to the restrictions on transfer and ownership contained in this Article VIII shall bear a conspicuous legend referencing the restrictions set forth in this Article VIII.

(E) FURTHER ACTIONS. Subject to subparagraph (B)(5) of this Article VIII, nothing contained in this Article VIII shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the corporation in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law (including applicable regulations) making one or more of the following actions necessary or desirable or in the event that the Board of Directors believes one or more of such actions is in the best interest of the corporation, the Board of Directors may (1) accelerate or extend the Expiration Date, (2) modify the definitions of any terms set forth in this Article VIII or (3) conform any provisions of Section (A) of this Article VIII to the extent necessary to make such provisions consistent with the Code and Treasury Regulations following any changes therein; provided that the Board of Directors shall determine in writing that such acceleration, extension, change or modification is reasonably necessary or desirable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits, as the case may be, which determination may be based upon an opinion of legal counsel to the corporation and which determination shall be filed with the Secretary of the corporation and mailed by the Secretary to the stockholders of this corporation within

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ten (10) days after the date of any such determination. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind Bylaws, regulations and procedures of the corporation not inconsistent with the express provisions of this Article VIII for purposes of determining whether any acquisition of Stock would jeopardize the corporation’s ability to preserve and use the Tax Benefits, and for the orderly application, administration and implementation of the provisions of this Article VIII. Such procedures and regulations shall be kept on file with the Secretary of the corporation and with its transfer agent and shall be made available for inspection by the public and, upon request, shall be mailed to any holder of Stock. The Board of Directors of the corporation shall have the exclusive power and authority to administer this Article VIIl and to exercise all rights and powers specifically granted to the Board of Directors or the corporation, or as may be necessary or advisable in the administration of this Article VIII, including without limitation, the right and power to (1) interpret the provisions of this Article VIIl, and (2) make all calculations and determinations deemed necessary or advisable for the administration of this Article VIII. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be final, conclusive and binding on the corporation, the Agent, and all other parties; provided, however, the Board of Directors may delegate all or any portion of its duties and powers under this Article VIII to a committee of the Board of Directors as it deems necessary or advisable.

(F) BENEFITS OF THIS ARTICLE VIII. Nothing in this Article VIII shall be construed to give to any Person other than the corporation or the Agent any legal or equitable right, remedy or claim under this Article VIII. This Article VIII shall be for the sole and exclusive benefit of the corporation and the Agent.

(G) SEVERABILITY. If any provision of this Article VIII or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article VIII.

ARTICLE IX.

(A) RIGHT TO INDEMNIFICATION. Each person who was or is made a party to or is threatened to be made a party to or is involuntarily involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or officer of the corporation, or is or was serving (during his or her tenure as a director and/or an officer) at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, whether the basis of such Proceeding is an alleged action or inaction in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the DGCL (or other applicable law), as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such Proceeding. Such director or officer shall have the right to be paid by the corporation for expenses incurred in defending any such Proceeding in advance of its final disposition;

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provided, however, that, if the DGCL (or other applicable law) requires, the payment of such expenses in advance of the final disposition of any such Proceeding shall be made only upon receipt by the corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it should be determined ultimately that he or she is not entitled to be indemnified under this Article IX or otherwise.

(B) RIGHT OF CLAIMANT TO BRING SUIT. If a claim under paragraph A of this Article IX is not paid in full by the corporation within sixty (60) days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim, together with interest thereon, and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim, including reasonable attorneys’ fees incurred in connection therewith. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL (or other applicable law) for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (or of its full Board of Directors, its directors who are not parties to the Proceeding with respect to which indemnification is claimed, its stockholders, or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL (or other applicable law), nor an actual determination by any such person or persons that such claimant has not met such applicable standard of conduct, shall be a defense to such action or create a presumption that the claimant has not met the applicable standard of conduct.

(C) NON-EXCLUSIVITY OF RIGHTS. The rights conferred by this Article IX shall not be exclusive of any other right which any director, officer, representative, employee or other agent may have or hereafter acquire under the DGCL or any other statute, or any provision contained in the corporation’s Certificate of Incorporation or Bylaws, or any agreement, or pursuant to a vote of stockholders or disinterested directors, or otherwise.

(D) INSURANCE AND TRUST FUND. In furtherance and not in limitation of the powers conferred by statute:

(1) the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of law; and

(2) the corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the

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fullest extent permitted by law and including as part thereof provisions with respect to any or all of the foregoing, to ensure the payment of such amount as may become necessary to effect indemnification as provided therein, or elsewhere.

(E) INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION. The corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, including the right to be paid by the corporation the expenses incurred in defending any Proceeding in advance of its final disposition, to any employee or agent of the corporation to the fullest extent of the provisions of this Article IX or otherwise with respect to the indemnification and advancement of expenses of directors and officers of the corporation.

(F) SURVIVAL OF RIGHTS. The rights set forth in this Article IX are contract rights and survive any change to this Article IX. Any repeal or modification of this Article IX shall not change the rights of an officer or director to indemnification with respect to any action or omission occurring prior to such repeal or modification.

ARTICLE X.

The corporation reserves the right to repeal, alter, amend, or rescind any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE XI.

The incorporator is Stevie Pyon, whose mailing address is Irell & Manella LLP, 333 South Hope Street, Suite 3300, Los Angeles, California 90071.

I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, and, accordingly, have hereto set my hand this 15th day of July, 1999.

Stevie Pyon, Incorporator

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FROM MNA&T (WED) 11. 10’ 99 17:00/ST. 16:48/NO. 4261916091 P 2

STATE OF DELAWARE

SECRETARY OF STATE

DIVISION OF CORPORATIONS

FILED 04:45 PM 11/10/1999

991479750 - 3070283

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

THE PRESLEY COMPANIES a Delaware corporation

WITH AND INTO

PRESLEY MERGER SUB, INC. a Delaware corporation

The Presley Companies, a corporation organized and existing under the laws of the State of Delaware, does hereby certify that:

FIRST: The Presley Companies was incorporated on August 7, 1991, pursuant to the General Corporation Law of the State of Delaware (the “DGCL”), the provisions of which permit the merger of a parent corporation organized and existing under the laws of said State with and into a subsidiary corporation organized and existing under the laws of said State.

SECOND: The Presley Companies owns one hundred percent (100%) of the outstanding shares of the common stock, $.01 par value per share, of Presley Merger Sub, Inc., a corporation incorporated on July 15, 1999, pursuant to the DGCL, and having no class of stock issued and outstanding other than said common stock.

THIRD: The Board of Directors of The Presley Companies pursuant to a unanimous written consent dated July 15, 1999 in lieu of a meeting, determined to merge The Presley Companies with and into Presley Merger Sub, Inc., and did adopt the following resolutions:

WHEREAS, The Presley Companies (the “Corporation”) is the legal and beneficial owner of one hundred percent (100%) of the outstanding shares of common stock, $.01 par value per share (“New Presley Common Stock”), of Presley Merger Sub, Inc., a Delaware corporation (“New Presley”);

WHEREAS, the New Presley Common Stock is the only issued and outstanding class of stock of New Presley;

WHEREAS, this Corporation desires to merge itself with and into New Presley pursuant to the provisions of Section 253 of the General Corporation Law of the State of Delaware (the “DGCL”); and

WHEREAS, the Board of Directors of this Corporation deems it advisable and in the best interests of this Corporation to merge with and into New Presley, with New Presley as the surviving corporation.

NOW, THEREFORE, BE IT RESOLVED, that effective upon the approval of the stockholders and the filing of an appropriate Certificate of Ownership and Merger (the “Certificate of Ownership”) embodying these resolutions with the Secretary of State of

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Delaware, this Corporation shall merge itself with and into New Presley, with New Presley being the surviving corporation, which will assume all of the obligations of this Corporation;

RESOLVED FURTHER, that this Corporation be merged with and into New Presley and that the merger be, and it hereby is, approved and authorized;

RESOLVED FURTHER, that the terms and conditions of the merger are as follows:

ARTICLE 1: THE MERGER

1.1. The Merger; Effect of Merger. At the Effective Time (as defined in Section 1.2 below), this Corporation shall be merged with and into New Presley pursuant to Section 253 of the DGCL and the separate existence of this Corporation shall cease. New Presley, as the surviving corporation, shall succeed, insofar as permitted by law, to all rights, assets, liabilities and obligations of this Corporation in accordance with the DGCL.

1.2. Effective Time. The Effective Time shall be 12:01 a.m. on November 11th, 1999.

1.3. New Presley Certificate of Incorporation. The certificate of incorporation of New Presley, as in effect immediately prior to the Effective Time, shall be and remain the certificate of incorporation of New Presley, as the surviving corporation, following the Effective Time until it shall be amended as provided by law, except that at the Effective Time, the name of New Presley shall be changed to The Presley Companies.

1.4. Bylaws. The bylaws of New Presley, as in effect immediately prior to the Effective Time, shall be and remain the bylaws of New Presley, as the surviving corporation, following the Effective Time until the same shall be altered, amended or repealed.

1.5. New Presley’s Directors and Officers. The directors and officers, respectively, of New Presley immediately prior to the Effective Time shall continue as the directors and officers, respectively, of New Presley following the Effective Time, to hold office until their successors have been duly elected and qualified in accordance with the certificate of incorporation and bylaws of New Presley as the surviving corporation.

ARTICLE 2: CONVERSION OF SHARES

2.1. New Presley Common Stock. At the Effective Time, automatically by virtue of the merger and without any further action by any of the parties hereto or any other person, each five (5) shares of this Corporation’s Common Stock issued and outstanding or held in the treasury of this Corporation immediately prior to the Effective Time shall be converted into the right to receive one (1) share of New Presley Common Stock upon compliance with the procedures specified in Article 3 below; provided, however, no fractional interests shall be issued by New Presley, and this Corporation shall arrange for the disposition of such fractional interests by those stockholders otherwise entitled thereto, with cash paid in lieu of

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fractional interests by an agent to be appointed by this Corporation. No shares of this Corporation’s Common Stock shall be issued or outstanding after the Effective Time.

2.2. New Presley Common Stock. At the Effective Time, automatically by virtue of the merger and without any further action by any of the parties hereto or any other person, each share of New Presley Common Stock issued and outstanding and held by this Corporation immediately prior to the Effective Time shall be cancelled and cease to be issued or outstanding without any payment being made in respect thereto.

2.3. Stock Option Plans. At the Effective Time, New Presley shall assume and continue this Corporation’s 1991 Stock Option Plan (the “Stock Option Plan”), be substituted as the “Company” under the terms and provisions of the Stock Option Plan and assume all rights and obligations of this Corporation under the Stock Option Plan as theretofore in effect and all stock options outstanding thereunder (the “Outstanding Options”). The Stock Option Plan and the Outstanding Options shall, pursuant to their terms, thereafter apply to shares of New Presley Common Stock in the same manner as they theretofore applied to shares of this Corporation’s Common Stock, subject to adjustment for the conversion of the shares of the Corporation’s Common Stock in the merger. Prior to the Effective Time, this Corporation shall take such action with respect to the Stock Option Plan as is appropriate to facilitate performance of the foregoing provisions of this Section 2.3.

ARTICLE 3: EXCHANGE OF STOCK CERTIFICATES

3.1. Appointment of Exchange Agent. At or prior to the Effective Time, New Presley shall appoint a bank or trust company selected by New Presley as exchange agent (“Exchange Agent”) for the purpose of facilitating the exchange of certificates representing shares of this Corporation’s Common Stock (“Old Certificates”) for certificates representing shares of New Presley Common Stock (“New Presley Certificates”) and to act as agent to arrange for the disposition of fractional interests by those entitled thereto, and distribute such cash in lieu of fractional interests.

3.2. Exchange of Certificates. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Old Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Presley Certificates. Upon proper surrender of an Old Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate shall be entitled to receive in exchange therefor a New Presley Certificate representing one (1) share of New Presley Common Stock for every five (5) shares represented by the surrendered Old Certificate, with cash paid in lieu of fractional interests by the Exchange Agent upon the disposition of those fractional interests.

3.3. Restriction on Payment of Dividends and Distributions. No dividends or other distributions declared after the Effective Time with respect to New Presley Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with Section 3.2. After the

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surrender of an Old Certificate in accordance with Section 3.2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of New Presley Common Stock represented by such Old Certificate. Notwithstanding the foregoing, to the fullest extent permitted by law, none of New Presley, this Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of this Corporation’s Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

3.4. Issuance of New Presley Certificate in a Different Name. If any New Presley Certificate is to be issued in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Old Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a New Presley Certificate in any name other than that of the registered holder of the Old Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.5. No Transfers of this Corporation’s Common Stock after the Effective Time. After the Effective Time, there shall be no transfers on the stock transfer books of this Corporation of the shares of this Corporation’s Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer, no transfer shall be effected on the stock transfer books of New Presley with respect to such shares and no New Presley Certificate shall be issued representing the shares New Presley Common Stock exchangeable for such shares of this Corporation’s Common Stock unless and until such Old Certificate is delivered to the Exchange Agent together with properly completed and duly executed copies of all documents required by Section 3.2 (or such other documents as are satisfactory to New Presley and the Exchange Agent in their sole discretion).

3.6. Lost Old Certificates. In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by New Presley, the posting by such person of a bond in such amount as New Presley may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue, in exchange for such lost, stolen, or destroyed Old Certificate, a New Presley Certificate representing the shares of New Presley Common Stock deliverable in respect of such Old Certificate.

ARTICLE 4: CONDITIONS TO MERGER

4.1. Conditions to Merger. The consummation of the merger is subject to the satisfaction, or (to the extent permitted by law) waiver by this Corporation, of the following conditions prior to the Effective Time:

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4.1.1. Consents. Any consents, approvals or authorizations that this Corporation deems necessary or appropriate to be obtained in connection with the consummation of the merger shall have been obtained;

4.1.2. Stockholder Approval. The Certificate of Ownership shall have been adopted by the holders of this Corporation’s Common Stock in accordance with the DGCL;

4.1.3. Tax Opinion. This Corporation shall have received, in form and substance satisfactory to it, an opinion from its counsel with respect to certain federal income tax effects of the merger;

4.1.4. Closing of Purchase Agreement. The closing of the purchase and sale of certain assets of William Lyon Homes, Inc. (“WLHI”) to this Corporation shall have occurred in accordance with that certain Purchase Agreement and Escrow Instructions, by and among WLHI, this Corporation and Presley Homes, a California Corporation; and

4.1.5. Closing of Purchase of this Corporation’s Common Stock. WLHI shall have purchased shares of this Corporation’s Common Stock pursuant to a tender offer on a Tender Offer Statement on Schedule 14D-1 and the Series B Stock Purchase Agreement, between WLHI and certain holders of the Corporation’s Series B Common Stock.

ARTICLE 5: AMENDMENT, DEFERRAL AND TERMINATION

5. 1 Amendment. Subject to Section 251(d) of the DGCL as incorporated by reference in Section 253 of the DGCL, the Board of Directors, may amend, modify or supplement the terms and conditions of the merger prior to the filing of Certificate of Ownership with the Secretary of State of Delaware.

5.2. Deferral. Consummation of the merger may be deferred by the Board of Directors of this Corporation or any authorized officer of this Corporation for a reasonable period of time following the adoption of the Certificate of Ownership if said Board of Directors or authorized officer determines that such deferral would be advisable and in the best interests of this Corporation and its stockholders.

5.3. Termination. The merger may be abandoned at any time prior to the filing of the Certificate of Ownership with the Secretary of State of Delaware, whether before or after adoption of the Certificate of Ownership by the stockholders of this Corporation, by action of the Board of Directors of this Corporation, if said Board of Directors determines that the consummation of the merger would not, for any reason, be advisable and in the best interests of this Corporation and its stockholders.

RESOLVED FURTHER, that this resolution to merge be submitted to the stockholders of this Corporation at a special meeting to be called and held after 20 days’ or more notice of the purpose thereof; and

RESOLVED FURTHER, that the Chief Executive Officer, President or any Vice President of this Corporation be and each hereby is authorized to make and execute the

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Certificate of Ownership setting forth a copy of these resolutions providing for the merger of this Corporation into New Presley and the date of adoption hereof, and to cause the same to be filed with the Secretary of State and to do all acts and things, whatsoever, whether within or without the State of Delaware, which may be in any way necessary or appropriate to effect said merger.

FOURTH: That this merger has been approved by the holders of at least a majority of the outstanding shares of stock of this Corporation at a meeting duly called and held after 20 days’ notice of the purpose of the meeting mailed to each such stockholder at the stockholder’s address as it appears on the records of the Corporation.

FIFTH: That upon the effective date of the merger, Article I of the Certificate of Incorporation of Presley Merger Sub, Inc. shall be amended to read: “The name of this corporation is The Presley Companies.”

IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by Wade H. Cable, its authorized officer, this 15th day of July, 1999.

THE PRESLEY COMPANIES

a Delaware corporation

By:

Name: Wade H. Cable

Title: Chief Executive Officer

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STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 12:30 PM 12/30/1999 991569955 - 3070283

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

WLPC, INC. a Delaware corporation

WITH AND INTO

THE PRESLEY COMPANIES a Delaware corporation

(Pursuant to Section 253 of the General Corporation Law of Delaware)

The Presley Companies, a corporation organized and existing under the laws of

Delaware does hereby certify:

FIRST: That The Presley Companies was incorporated on July 15, 1999, pursuant to the General Corporation Law of the State of Delaware (the “DGCL”), the provisions of which permit the merger of a subsidiary corporation organized and existing under the laws of said State with and into a parent corporation organized and existing under the laws of said State.

SECOND: That The Presley Companies owns one hundred percent (100%) of the outstanding shares of each class of stock of WLPC, Inc., a Delaware corporation incorporated on December 13, 1999, pursuant to the DGCL.

THIRD: That the Board of Directors of The Presley Companies pursuant to a unanimous written consent dated December 14, 1999, determined to merge its wholly owned subsidiary WLPC, Inc., with and into itself and did adopt the following resolution thereof:

WHEREAS, this Corporation owns all of the outstanding capital stock of WLPC, Inc., a Delaware corporation (“WLPC”);

WHEREAS, it is deemed to be advisable and in the best interests of this Corporation that the Corporation merge into itself WLPC and assume all of its obligations; and

WHEREAS, it is deemed to be advisable and in the best interests of this Corporation that said merger shall become effective at 5:00 p.m. Delaware local time, on December 31,1999, and that upon effectiveness of said merger, the name of the Corporation shall be changed to William Lyon Homes and Article First of the Certificate

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of Incorporation of the Corporation, as heretofore amended, shall be amended to read as follows:

“First. The name of this corporation is William Lyon Homes.”

NOW THEREFORE BE IT RESOLVED, that the Corporation merge, and it hereby does merge, into itself WLPC, Inc. and assumes all of its obligations;

RESOLVED, that said merger shall become effective at 5:00 p.m. Delaware local time, on December 31, 1999;

RESOLVED, that upon effectiveness of said merger, the name of the Corporation shall be changed to William Lyon Homes and Article First of the Certificate of Incorporation of the Corporation, as heretofore amended, shall be amended to read as follows:

“First. The name of this corporation is William Lyon Homes.”

RESOLVED, that except for the foregoing amendment to Article First, the Certificate of Incorporation, as previously amended, shall remain unchanged by the merger and in full force and effect until further amended in accordance with the Delaware General Corporation Law;

RESOLVED, that the proper officers of the Corporation be, and they hereby are, directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to so merge WLPC and to assume its obligations, and to so change the name of the Corporation, and the date of adoption thereof, and to cause the same to be filed with the Secretary of State of the State of Delaware and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be necessary or proper to effect said merger and change of name.

FOURTH: That upon the effective date of the merger, Article I of the Certificate of Incorporation of this Corporation shall be amended to read: “The name of this corporation is William Lyon Homes.”

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In witness whereof, the Corporation has caused this certificate to be signed by its duly authorized officer, this 14th day of December, 1999.

THE PRESLEY COMPANIES

a Delaware corporation

By:

Name:

Wade H. Cable

Title:

President and Chief Executive Officer

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CERTIFICATE OF ASSETS OF

THE PRESLEY COMPANIES

The Presley Companies, a corporation organized and existing under the laws of Delaware

(the “Corporation”), does hereby certify:

The total assets of the Corporation as reported to the United States on U.S. Form 1120 Schedule L are not less than 10 million dollars.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer this 28th day of December, 1999.

THE PRESLEY COMPANIES

By:

David M. Siegel

Senior Vice President and

Chief Financial Officer

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State of Delaware Secretary of State Division of Corporations Delivered 05:17 PM 07/25/2006

FILED 05:17 PM 07/25/2006 SRV 060699393 - 3070283 FILE

CERTIFICATE OF OWNERSHIP AND MERGER MERGING WLH ACQUISITION CORP.

WITH AND INTO WILLIAM LYON HOMES

Pursuant to Section 253 of the General Corporation of Law of the State of Delaware

WLH Acquisition Corp., a Delaware corporation (the “Company”), does hereby certify to the following facts relating to the merger (the “Merger”) of the Company with and into William Lyon Homes, a Delaware corporation (the “Subsidiary”), with the Subsidiary remaining as the surviving corporation:

FIRST: The Company is incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”). The Subsidiary is incorporated pursuant to the DGCL.

SECOND: The Company owns at least 90% of the outstanding shares of each class of capital stock of the Subsidiary of which class there are outstanding shares.

THIRD: The Board of Directors of the Company, by the following resolutions duly adopted on July 25, 2006, determined to merge the Company with and into the Subsidiary pursuant to Section 253 of the DGCL:

WHEREAS, WLH Acquisition Corp., a Delaware corporation (the “Company”), owns at least 90% of the outstanding shares of each class of capital stock of William Lyon Homes, a Delaware corporation (“Subsidiary”), of which class there are outstanding shares; and

WHEREAS, the Board of Directors of the Company has deemed it advisable that the Company be merged with and into Subsidiary pursuant to Section 253 of the General Corporation Law of the State of Delaware (the “DGCL”);

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NOW, THEREFORE, BE IT AND IT HEREBY IS

RESOLVED, that the Company be merged with and into Subsidiary (the “Merger”); and it is further

RESOLVED, that by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of common stock of the Company shall be converted into and shall automatically become one share of common stock of the surviving company, held by the person who was the holder of such share of common stock of the Company immediately prior to the Merger; and it is further

RESOLVED, that by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of capital stock of Subsidiary (other than shares of capital stock of Subsidiary owned by the Company or Subsidiary and held in its treasury or owned by one of its subsidiaries and other than shares of capital stock of Subsidiary held by a person who has properly demanded appraisal of such shares in accordance with Section 262 of the DGCL) shall be canceled and converted into the right to receive $109.00, without interest (the “Merger Consideration”); and it is further

RESOLVED, that by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of capital stock of Subsidiary owned by the Company or Subsidiary and held in its treasury or owned by one of its subsidiaries shall be canceled and no consideration shall be issued in respect thereof; and it is further

RESOLVED, that each share of capital stock of Subsidiary held by a person who has properly demanded appraisal of such share in accordance with Section 262 of the DGCL shall not be converted into the right to receive the Merger Consideration, but shall become the right to receive such consideration as may be determined to be due to such holder pursuant to the procedures set forth in Section 262 of the DGCL; and it is further

RESOLVED, that by virtue of the Merger the Certificate of Incorporation of Subsidiary as in effect immediately prior to the effective time of the Merger shall remain unchanged and shall be the certificate of incorporation of the surviving corporation; and it is further

RESOLVED, that the proper officers of the Company be and they hereby are authorized and directed to make, execute and

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acknowledge, in the name and under the corporate seal of the Company, a certificate of ownership and merger for the purpose of effecting the Merger and to file the same in the office of the Secretary of State of the State of Delaware, and to do all other acts and things that may be necessary to carry out and effectuate the purpose and intent of the resolutions relating to the Merger.

FOURTH: Subsidiary shall be the surviving corporation of the Merger.

FIFTH: The Certificate of Incorporation of Subsidiary as in effect immediately prior to the effective time of the Merger shall remain unchanged and shall be the certificate of incorporation of the surviving corporation.

SIXTH: The Merger has been approved by the written consent of all the stockholders of the Company in accordance with Sections 228 and 253 of the DGCL.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Certificate of Ownership and Merger to be executed by its duly authorized officer this 25th day of July, 2006.

WLH ACQUISITION CORP.

By:

Name: William H. Lyon

Office: Vice President

State of Delaware Secretary of State Division of Corporations Delivered 03:55 PM 03/05/2007

FILED 03:49 PM 03/05/2007 SRV 070280136 - 3070283 FILE

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

WILLIAM LYON HOMES, a Delaware corporation

William Lyon Homes, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. That Article IV, Paragraph (A) of the Certificate of Incorporation of the Corporation is amended to read in full as follows:

“The total number of shares of stock which the corporation shall have authority to issue is Three Thousand (3,000) shares of Common Stock, having a par value of $.01 per share.”

2. The foregoing amendment to the Corporation’s Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law by approval of the Board of Directors of the Corporation and by the holders representing a majority of the voting power of the outstanding Common Stock of the Corporation and entitled to vote thereon.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be executed by its duly authorized officer this 27th day of February, 2007.

William Lyon Homes

By:

Name:

W. Douglass Harris

Title:

Senior Vice President, Corporate Controller and Corporate Secretary

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